Exhibit 10.1

MYRIAD PHARMACEUTICALS, INC.

Executive Severance and Change in Control Agreement

THIS EXECUTIVE SEVERANCE AND CHANGE IN CONTROL AGREEMENT (this “Agreement”), by and between Myriad Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Adrian N. Hobden (the “Executive”), is made as of February 1, 2010 (the “Effective Date”).

WHEREAS, the Company recognizes that, the Executive’s continued service to the Company is very important to the future success of the Company;

WHEREAS, as is the case with many publicly-held corporations, the possibility of a change in control of the Company exists and that such a possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board of Directors of the Company has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Company’s key personnel.

NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Company agrees that the Executive shall receive the benefits set forth in this Agreement in the event the Executive’s employment with the Company is terminated.

1. Key Definitions.

As used herein, the following terms shall have the following respective meanings:

1.1 “Change in Control” means the occurrence of any of the following events:

(a) Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or

(b) Merger/Sale of Assets. (A) A merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring stockholder approval.

“Change of Control” shall be interpreted, if applicable, in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

1.2 “Change in Control Date” means the first date during the Term (as defined in Section 2) on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, (b) the Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment.

1.3 “Cause” means:

(a) the Executive’s willful and continued failure to substantially perform his or her reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the Executive gives notice of termination for Good Reason (as defined below)), which failure is not cured within 30 days after a written demand for substantial performance is received by the Executive from the Board of Directors of the Company which specifically identifies the manner in which the Board of Directors believes the Executive has not substantially performed the Executive’s duties; or

(b) the Executive’s willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this Section 1.3, no act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

1.4 “Good Reason” means the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (f) below.

(a) a material and continuing diminution of the Executive’s position, duties, authority or responsibilities in the operation and management of the Company as compared to such position, duties, authority or responsibilities on the Effective Date;

(b) a material reduction in the Executive’s then current annual base salary;

(c) a change by the Company in the location at which the Executive performs his or her principal duties for the Company to a new location that is more than 50 miles from the location at which the Executive performs his or her principal duties for the Company on the Effective Date;

(d) the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement, as required by Section 6.1; or

(e) any failure of the Company to pay or provide to the Executive any portion of the Executive’s compensation or Company Paid Benefits due within seven days of the date such compensation or Company Paid Benefits are due, or any material breach by the Company of this Agreement or any employment agreement with the Executive.

The Executive’s right to terminate his or her employment for Good Reason shall not be affected by his or her incapacity due to physical or mental illness.

1.5 “Disability” means the Executive’s absence from the full-time performance of the Executive’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

1.6 “Company Paid Benefits” means any Company-paid health, disability, accident and/or life insurance plans or programs.

2. Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon the first to occur of (a) the expiration of the Term (as defined below) if a Change in Control has not occurred during the Term, (b) the date 12 months after the Change in Control Date, if the Executive is still employed by the Company as of such later date, or (c) the fulfillment by the Company of all of its obligations under this Agreement. “Term” shall mean the period commencing as of the Effective Date and continuing in effect through December 31, 2015; provided, however, that commencing on January 1, 2016 and each January 1 thereafter, the Term shall be automatically extended for one additional year unless, not later than 90 days prior to the scheduled expiration of the Term (or any extension thereof), the Company shall have given the Executive written notice that the Term will not be extended.

3. Employment Status; Notice of Termination of Employment.

3.1 Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating employment at any time.

3.2 Termination of Employment.

(a) Any termination of the Executive’s employment by the Company or by the Executive (other than due to the death of the Executive) shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 8. Any Notice of Termination shall: (i) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the Date of Termination (as defined below). The effective date of an employment termination (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 15 days or more than 120 days after the date of delivery of such Notice of Termination) in the case of a termination other than one due to the Executive’s death. In the case of the Executive’s death, the Date of Termination shall be the date of the Executive’s death. In the event the Company fails to satisfy the requirements of this Section 3.2(a) regarding a Notice of Termination, the purported termination of the Executive’s employment pursuant to such Notice of Termination shall not be effective for purposes of this Agreement.

(b) The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(c) Any Notice of Termination for Cause given by the Company must be given within 90 days of the occurrence (or if later, the discovery) of the event(s) or circumstance(s) which constitute(s) Cause. Prior to any Notice of Termination for Cause being given (and prior to any termination for Cause being effective), the Executive shall be entitled to a hearing before the Board of Directors of the Company at which he or she may, at his or her election, be represented by counsel and at which he or she shall have a reasonable opportunity to be heard. Such hearing shall be held on not less than 15 days prior written notice to the Executive stating the Board of Directors’ intention to terminate the Executive for Cause and stating in detail the particular event(s) or circumstance(s) which the Board of Directors believes constitutes Cause for termination.

(d) Any Notice of Termination for Good Reason given by the Executive must be given within 90 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Good Reason.

4. Benefits to Executive.

4.1 Benefits Following a Change in Control. If a Change in Control Date occurs during the Term and the Executive’s employment with the Company terminates within 12 months following the Change in Control Date, the Executive shall be entitled to the following benefits:

(a) Termination Without Cause or for Good Reason. If the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Executive for Good Reason, then the Executive shall be entitled to the following benefits:

(i) the Company shall pay to the Executive the following amounts:

(1) in a lump sum, in cash, within 30 days after the Date of Termination, the sum of (A) the Executive’s base salary through the Date of Termination, (B) a pro rata portion of his then current fiscal year target bonus amount (calculated by dividing the number of full and partial months of the current fiscal year in which the Executive is employed through the Date of Termination by 12, and multiplying this fraction by the target bonus amount to be paid to Executive for the current fiscal year), and (C) any accrued vacation pay to the extent not previously paid (the sum of the amounts described in clauses (A), (B), and (C) shall be hereinafter referred to as the “Accrued Obligations”); and

(2) in a lump sum, in cash, within 30 days after the Date of Termination, the sum of (A) two times the Executive’s then current annual base salary and (B) two times the Executive’s then current fiscal year target bonus amount;

(ii) if the Executive is covered under the Company’s group health plan immediately prior to the Date of Termination, then if the Executive timely elects to continue such coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the premium for the Executive’s COBRA coverage until the earlier of (A) twenty-four months from the Date of Termination and (B) the date the Executive becomes covered under another group health plan; and

(iii) to the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b) Resignation without Good Reason; Termination for Death or Disability. If the Executive voluntarily terminates his or her employment with the Company, excluding a termination for Good Reason, or if the Executive’s employment with the Company is terminated by reason of the Executive’s death or Disability, then the Company shall (i) pay the Executive (or his or her estate, if applicable), in a lump sum in cash within 30 days after the Date of Termination, the Accrued Obligations and (ii) timely pay or provide to the Executive the Other Benefits.

(c) Termination for Cause. If the Company terminates the Executive’s employment with the Company for Cause, then the Company shall only pay the Executive such amounts, and provide such benefits, as is required by law.

(d) Termination Prior to a Change in Control. If the Executive’s employment with the Company terminates for any reason and subsequently a Change in Control shall occur, the Executive shall not be entitled to any benefits hereunder except as otherwise provided pursuant to Section 1.2. If benefits are deemed to be provided under this Section 4.1 then no additional benefits shall be paid under Section 4.2 below.

4.2 Termination Not in Connection with a Change in Control. If the Executive’s employment with the Company terminates at any time prior to the Change in Control Date, the Executive shall be entitled to the following benefits (unless benefits are paid in accordance with Section 4.1(d)):

(a) Termination Without Cause or for Good Reason. If the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Executive for Good Reason, then the Executive shall be entitled to the following benefits:

(i) the Company shall pay to the Executive the following amounts:

(1) the Accrued Obligations; and

(2) in a lump sum, in cash, within 30 days after the Date of Termination, the sum of (A) one times the Executive’s then current annual base salary and (B) one times the Executive’s then current fiscal year target bonus amount;

(ii) if the Executive is covered under the Company’s group health plan immediately prior to the Date of Termination, then if the Executive timely elects to continue such coverage under COBRA, the Company will pay the premium for the Executive’s COBRA coverage until the earlier of (A) twelve months from the Date of Termination and (B) the date the Executive becomes covered under another group health plan; and

(iii) to the extent not previously paid or provided timely pay or provide to the Executive the Other Benefits.

(b) Resignation without Good Reason; Termination for Death or Disability. If the Executive voluntarily terminates his or her employment with the Company, excluding a termination for Good Reason, or if the Executive’s employment with the Company is terminated by reason of the Executive’s death or Disability, then the Company shall (i) pay the Executive (or his or her estate, if applicable), in a lump sum in cash within 30 days after the Date of Termination, the Accrued Obligations and (ii) timely pay or provide to the Executive the Other Benefits.

(c) Termination for Cause. If the Company terminates the Executive’s employment with the Company for Cause, then the Company shall only pay the Executive such amounts, and provide such benefits, as is required by law.

4.3 Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Section 4 by seeking other employment or otherwise. Further, except as otherwise provided in Section 4.1(a)(ii) or Section 4.2(a)(ii), the amount of any payment or benefits provided for in this Section 4 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.

4.4 Release. As a condition to Executive receiving the benefits under Section 4.1(a)(i)(2) and (ii) and 4.2(a)(i)(2) and (ii), the Executive must first execute and deliver to Company within 30 days of termination of employment a general release of claims against the Company and its affiliates in a form substantially similar to the general release attached hereto as Exhibit A, and such release, by its terms, has become irrevocable.

5. Disputes. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing. Any denial by the Board of Directors of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board of Directors shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Salt Lake City, Utah, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

6. Successors.

6.1 Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to at least one-third or more of Company’s gross assets to expressly assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

6.2 Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his or her family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

7. Nondisparagement. The Executive and the Company acknowledge and agree that each shall not make any statements that are professionally or personally disparaging about or adverse to the interests of the other, including, but not limited to, any statements that disparage any of the other’s products, services, finances, financial condition, capabilities or other characteristics.

8. Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at 305 Chipeta Way, Salt Lake City, Utah 84108, Attn: General Counsel, and to the Executive at the address for notices indicated below (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

9. Miscellaneous.

9.1 Timing for Payment of Benefits. Notwithstanding the foregoing, if at the time a payment is to be made under this Agreement, it is determined that the Executive is a “specified employee” of the Company (within the meaning of Section 409A of the Code, as amended, and any successor statute, regulation and guidance thereto), then limited only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Executive may become entitled under this Agreement which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first (1st) business day of the seventh (7th) month following the termination of employment at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of this Agreement, and the original schedule shall resume with respect to the remaining payments. Further, any payment to Executive under this Agreement that constitutes nonqualified deferred compensation under Section 409A payable as a result of a termination of employment may only be paid upon a “separation from service” under Section 409A(a)(2)(A)(i) of the Code. For purposes of clarification, the foregoing sentence shall not cause any forfeiture of benefits on the part of the Executive, but shall only act as a delay until such time as a “separation from service” occurs.

9.2 Reimbursements. To the extent any reimbursements by the Company to the Executive under this Agreement are subject to Section 409A, (i) payments will be made upon receipt of any documentation of such expenses required by the Company, (ii) the expenses eligible for reimbursement in any taxable year may not affect the expenses eligible for reimbursement in any other taxable year, (iii) such reimbursement must be made on or before the last day of the year following the year in which the expenses were incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

9.3 Construction. Section 409A and the rules and regulations promulgated thereunder, in general, provide for the taxation of certain payments made following the termination of employment of an employee. Section 409A and the rules and regulations promulgated thereunder provide that payments will not be subject to taxation under Section 409A if certain conditions are met. It is the intent of the parties that any payments made to the Executive following a termination of employment are to not be subject to taxation under Section 409A. Accordingly, this Agreement shall be construed, interpreted and applied so as to accomplish this intent, and also recognizing that there may be future guidance and interpretation of the application of Section 409A and the rules and regulations promulgated thereunder by the Internal Revenue Service or the judicial courts.

9.4 Employment by Subsidiary. For purposes of this Agreement, the Executive’s employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly-owned subsidiary of the Company.

9.5 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.6 Injunctive Relief. The Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to specific performance and injunctive relief.

9.7 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Utah, without regard to conflicts of law principles.

9.8 Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

9.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

9.10 Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

9.11 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. This Agreement shall not impact or be interpreted as impacting the parties’ respective rights and obligations under any authorized and lawful agreement between the parties regarding subject matters outside the scope of this Agreement, including but not limited to the Executive’s non-competition and non-solicitation, confidentiality, and intellectual property ownership obligations to the Company.

9.12 Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

MYRIAD PHARMACEUTICALS, INC.		EXECUTIVE

/s/ Robert J. Lollini		/s/ Adrian N. Hobden

By	Robert J. Lollini	Name:	Adrian N. Hobden, Ph.D.
Title:	Chief Financial Officer	Title:	President and
Chief Executive Officer

Address for Notices: